Exhibit 21.1

Subsidiaries of Sun Bancorp, Inc.

The following table sets forth the subsidiaries of the Registrant at December 31, 2003.

Name	Organized Under the Laws of

SunBank	Commonwealth of Pennsylvania
Lewisburg, PA
Wholly Owned

Beacon Life Insurance Company	State of Arizona
Phoenix, AZ
Wholly Owned

Sun Bancorp Statutory Trust I	State of Connecticut
Hartford, CT
Wholly Owned

SUBI Investment Company	State of Delaware
Wilmington, DE
Wholly Owned

Sun Abstract and Settlement Services	Commonwealth of Pennsylvania
Lewisburg, PA
Thirty Percent Owned

Sun Investment Services, Inc.	Commonwealth of Pennsylvania
Lewisburg, PA
Wholly Owned

SUBI Services, Inc.	Commonwealth of Pennsylvania
Lewisburg, PA
Wholly Owned

Mid-Penn Insurance Associates	Commonwealth of Pennsylvania
Sunbury, PA
Wholly Owned

Bank Capital Services Corporation	Commonwealth of Pennsylvania
Pittston, PA
Wholly Owned

Sentry Trust Company	Commonwealth of Pennsylvania
Chambersburg, PA
Wholly Owned